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EXHIBIT 11 - Statement regarding computation of per share earnings


Computation for the quarter ended                       June 30,      June 30,
(Dollars in thousands, except per share data)             1994          1993
                                                         ----------    ----------
Primary earnings per share:
Weighted average number of shares                        35,031,333    32,514,850
Common stock equivalents computed under the
treasury stock method using average market price            490,238       456,407
                                                         ----------    ----------
Total                                                    35,521,571    32,971,257
                                                         ==========    ==========

Fully diluted earnings per share:
Weighted average number of shares                        35,031,333    32,514,850
Common stock equivalents computed under the
treasury stock method using the greater of ending
or average market price                                     490,316       461,650
Other potentially dilutive securities                     2,687,450     2,687,450
                                                         ----------    ----------
Total                                                    38,209,099    35,663,950
                                                         ==========    ==========

Net income                                                  $25,923       $20,814
Interest expense (net of tax) incurred for other
potentially dilutive securities                                $579          $579

Earnings per share:
Primary                                                        $.73          $.63
Fully diluted                                                   .69           .60
Computation for the six months ended                    June 30,      June 30,
(Dollars in thousands, except per share data)             1994          1993
                                                         ----------    ----------
Primary earnings per share:
Weighted average number of shares                        34,971,964    32,444,966
Common stock equivalents computed under the
treasury stock method using average market price            475,739       485,940
                                                         ----------    ----------
Total                                                    35,447,703    32,930,906
                                                         ==========    ==========

Fully diluted earnings per share:
Weighted average number of shares                        34,971,964    32,444,966
Common stock equivalents computed under the
treasury stock method using the greater of ending
or average market price                                     476,476       488,583
Other potentially dilutive securities                     2,687,450     2,687,450
                                                         ----------    ----------
Total                                                    38,135,890    35,620,999
                                                         ==========    ==========

Net income                                                  $48,838       $38,979
Interest expense (net of tax) incurred for other
potentially dilutive securities                              $1,159        $1,159

Earnings per share:
Primary                                                       $1.38          1.18
Fully diluted                                                  1.31          1.13

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